Exhibit 10.4

AMENDMENT OF LEASE

THIS AMENDMENT OF LEASE is made as of this 6th day of August, 2014, by and between 128 SPRING STREET LEXINGTON, LLC (“Landlord”) and CONCERT PHARMACEUTICALS, INC. having a mailing address at 128 Spring Street, Lexington, Massachusetts 02421 (“Tenant”).

BACKGROUND:

A. Reference is made to a Lease dated February 12, 2008, by and between One Ledgemont LLC, Landlord’s predecessor in interest, and Tenant, as amended by those certain letter agreements dated August 4, 2009, and February 8, 2011 (as amended, the “Lease”), demising approximately 27,340 rentable square feet of space located on the 400 Level of Building C (the “Level 400 Space”) and approximately 17,639 rentable square feet of space on the 500 Level of Building C (the “Level 500 Space”) (the Level 400 Space and the Level 500 Space are referred to collectively as the “Existing Premises”), located at 128 Spring Street, Lexington, Massachusetts (the “Property”). Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B. Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C. Landlord and Tenant now desire to amend the Lease as set forth herein.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Building B Expansion Space. Effective as of the date of this Amendment, approximately 5,356 rentable square feet of space on the 400 Level of Building B in the Property shown as the hatched area on the plan attached hereto as Exhibit A-1 (the “Building B Expansion Space”) shall be deemed added to and incorporated into the Existing Premises. The demise and use of the Building B Expansion Space shall be upon and subject to all of the terms and conditions of the Lease, except as expressly set forth in this Amendment. Effective as of the date of this Amendment, and throughout the Extended Term (as hereinafter defined) all references to the Premises and Existing Premises in the Lease shall include the Building B Expansion Space and all references to Exhibit A in the Lease shall be deemed to include and refer to Exhibit A-1 attached hereto, as applicable. The Building B Expansion Space shall be delivered in broom clean condition, free of all occupants, personal property, trade fixtures and equipment and, shall otherwise be accepted by Tenant in “as-is”, “where-is” condition without any warranty of fitness for use or occupancy, expressed or implied. Tenant agrees that Landlord has no work to perform in or on the Building B Expansion Space to prepare same for Tenant’s use and occupancy with the exception of demising, at Landlord’s sole cost and expense, the Building B Expansion Space as shown on Exhibit A-1; Tenant agreeing to provide Landlord with access to the Building B Expansion Space to complete such demising work.

2. Extended Term. The Initial Term of the Lease is hereby extended for the period commencing on October 1, 2015, and expiring on September 30, 2018 (the “Extended Term”), unless sooner terminated or extended in accordance with the terms of the Lease.

3. Building B Expansion Space RCD. Tenant shall commence paying Base Rent for the Building B Expansion Space on the date that is the earlier of (a) twelve (12) weeks following the date of this Amendment and (b) October 23, 2014 (the “Building B Expansion Space RCD”). Prior to the Building B Expansion Space RCD, Tenant shall continue to pay Base Rent, and or other amounts payable under the Lease, for the Existing Premises in the amounts provided for in the Lease as of the date hereof and as amended herein.

4. Base Rent and Additional Rent. (a) Commencing on the Building B Expansion Space RCD and throughout the Extended Term, the Base Rent due under the Lease with respect to the Building B Expansion Space shall be as follows:

Period	Base Rent	Monthly Installment	Rent Per Rentable Square Foot
Building B Expansion Space RCD through September 30, 2015	$155,324.00	$12,943.67	$29.00
October 1, 2015 through September 30, 2016	$160,680.00	$13,390.00	$30.00
October 1, 2016 through September 30, 2017	$166,036.00	$13,836.33	$31.00
October 1, 2017 through September 30, 2018	$171,392.00	$14,282.67	$32.00

(b) Landlord and Tenant acknowledge and agree that prior to this Amendment the term of the Lease with regard to the Existing Premises was to expire on September 30, 2015 (the “Original Expiration Date”). Base Rent on the Existing Premises prior to the Original Expiration Date shall be as set forth in the Lease and following the Original Expiration Date and for the balance of the Extended Term shall be as follows:

Period	Base Rent	Monthly Installment	Rent Per Rentable Square Foot
October 1, 2015 through September 30, 2016	$1,349,370.00	$112,447.50	$30.00
October 1, 2016 through September 30, 2017	$1,394,349.00	$116,195.75	$31.00
October 1, 2017 through September 30, 2018	$1,439,328.00	$119,944.00	$32.00

(c) The Base Rent for the entire Premises, including the Existing Premises and the Building B Expansion Space, shall be payable in accordance with the terms of the Lease, as amended, and shall be in addition to all other amounts due and payable by Tenant pursuant to the Lease including, without limitation, Tenant’s Pro Rata Share and Tenant’s Level 400 Reduced Pro Rata Share and Tenant’s Building B Pro Rata Share (as hereinafter defined).

(d) Effective as of the date of this Amendment, in addition to Tenant’s Pro Rata Share and Tenant’s Level 400 Reduced Pro Rata Share for the Existing Premises, Tenant shall pay its pro rata share of Operating Expenses and Taxes for the Building B Expansion Space , in the same manner of payment as set forth in Section 4.02, in the amount equal to the product obtained by multiplying the Taxes and Operating Expenses by 3.08% (such percentage being “Tenant’s Building B Pro Rata Share”) Notwithstanding the foregoing, Tenant’s share of (i) those Operating Expenses relating to the repair and maintenance of the base Building HVAC equipment and appurtenances and (ii) gas service provided by Landlord for the Building B Expansion Space shall be in an amount equal to the product obtained by multiplying the costs relating to (i) and (ii) above, in each instance by 3.65% (instead of by Tenant’s Building B Pro Rata Share).

5. Tenant’s Improvements; Expansion Improvement Allowance. (a) After the date of this Amendment, Tenant may begin its leasehold improvements to the Building B Expansion Space (“Tenant’s Improvements”) in the same manner and in accordance with the terms and conditions of the Lease, including without limitation, Section 10.06 of the Lease except as otherwise provided herein (Tenant’s Improvements being considered Tenant’s Work as defined in the Lease for all purposes including as it relates to Landlord’s approval of same). In connection with Tenant’s Improvements, Landlord shall reimburse Tenant up to a maximum of Three Hundred and Fifty and 00/100 Dollars ($350,000.00) (“Expansion Improvement Allowance”) in the aggregate toward the actual cost of Tenant’s Improvements relating to the Building B Expansion Space that are completed solely during the first twelve (12) months after the date of this Amendment. The Expansion Improvement Allowance shall be utilized for so-called “hard” costs and building improvements to the Building B Expansion Space pursuant to approved Construction Documents; and for so-called “soft” costs limited to architectural and design costs, construction management fees, reasonable moving costs, and legal fees relating directly to Tenant’s fit-up of and/or move into the Building B Expansion Space provided, however, that any portion of the Expansion Improvement Allowance remaining after the completion of the Tenant’s Improvements may be used by Tenant in connection with leasehold improvements to the Existing Premises. So long as Tenant is not in default of the Lease beyond any applicable notice and cure period, the Expansion Improvement Allowance shall be paid by Landlord to Tenant based upon the same requisition requirements and process as set forth in Sections 10 (a) and (b) of the Exhibit E Work Letter attached to the Lease.

(b) Provided Tenant submits a complete building permit application to the Town of Lexington Building Department (the “Town”) for the construction of Tenant’s Improvements no later than July 23, 2014, if there is a delay in the issuance of said building permit solely due to the willful act or omission of Landlord (a “Landlord Delay”) as documented by written notice from the Town specifying in detail the cause for the delay (the “Town Notice”), then the Building B Expansion Space RCD shall be extended day-for-day for each day beyond Landlord’s receipt of the Town Notice that Landlord fails to satisfy the Town relative to the Landlord act or omission that has caused the delay as specified in the Town Notice. Notwithstanding the foregoing, if, as a result of any of the proposed Tenant’s Improvements, Landlord is obligated to comply with the Americans With Disabilities Act or any other federal, state or local laws or regulations and such compliance requires Landlord to make any improvement or alteration to any portion of the Building or Property, Landlord’s failure to make such improvement or alteration shall not be deemed a Landlord Delay.

6. Signage. Tenant may replace its existing monument sign in the location shown on Exhibit N to the Lease; provided, however, that Landlord consent to such sign (including as to size and design) must first be obtained (such consent not to be unreasonably withheld). In the event Landlord installs any new monument sign on the corner of Hayden Avenue and Spring Street, at Landlord’s expense, Tenant shall have the right to its pro rata share of signage on the new monument sign. Tenant shall pay for the installation of its signage on such monument sign. Such Tenant signage on the monument sign will be mutually agreed upon by Landlord and Tenant provided that such sign will conform to local regulations.

7. Nitrogen Tank. Landlord agrees that Tenant shall have the right, at its sole cost and expense, to install and maintain a nitrogen tank (the “Tank”) outside of the Building in a mutually agreeable location that is readily accessible to Tenant, provided such use is permitted by all applicable laws, regulations and ordinances and subject to Landlord’s reasonable approval of the size of the tank and plans and specifications relative to its installation. Tenant shall provide Landlord with all required governmental and quasi-governmental permits, licenses, special zoning variances and authorizations, as required by applicable laws, rules, ordinances, regulations and restrictions, all of which Tenant shall obtain at its own cost and expense, relative to the installation and use of the Tank. Landlord shall assist Tenant, at no cost to Landlord, in connection with obtaining all such permits, licenses, variances and authorizations. All work done by Tenant in connection with the installation of the Tank shall be subject to and in accordance with the terms and conditions of the Lease and Tenant shall be responsible for the installation and maintenance of the Tank in accordance with all of the terms and conditions of this Lease and in compliance with all applicable laws, rules, regulations, ordinances, requirements and restrictions. Landlord reserves the right to require Tenant to provide screening for the Tank, to secure access to the Tank, to install fire protection or other safety apparatus as Landlord reasonably deems necessary, to install a pad upon which the Tank shall be placed and to provide additional insurance as may be reasonable given the nature of this use. Landlord shall be permitted to access the Tank, for inspection purposes or otherwise, upon at least twenty-four (24) hours prior telephonic notice to Tenant (except in case of emergency, in which event no notice shall be necessary). In the event Landlord determines in its reasonable discretion that the Tank creates undue hazard to the Property, Landlord may cause Tenant to discontinue the use of the Tank and Tenant shall cease using the Tank provided that Tenant shall have the right to remedy the undue hazard for forty-five (45) days after the receipt of Landlord’s written notice to cease using the Tank, which notice shall include Landlord’s explanation of the undue hazard. If Tenant fails to remedy such undue hazard within such forty-five (45) day period, Tenant shall remove the Tank and restore the area on which the Tank was located to the condition it was in at the time of installation of the Tank. The Tank shall be removed by Tenant at the expiration or earlier termination of the Lease, with Tenant being responsible for repairing any damage resulting from such removal. Tenant shall defend and indemnify Landlord, and hold Landlord harmless from all loss, claims, damages, cost and expense, arising pursuant to Tenant’s use of the Tank and the area on which the Tank is located.

8. Right of First Offer on Certain Additional Space. Section 2.02 of the Lease is hereby amended to expand the definition of “Additional Space” to include any space on 400 Level of Building B and the 400 Level of Building C that is contiguous to the Premises (the “Contiguous Space”) with the intent that Tenant’s right of first offer described in said Section 2.02 shall extend to such Contiguous Space. Tenant’s rights under Section 2.02 as they relate to the Contiguous Space are and shall be subordinate to any extension rights, expansion rights, options to lease or any rights of first negotiation, first offer or first refusal to lease granted to other tenants of the Building prior to the date execution and delivery of this Amendment, or to the terms of any leases, including extension and expansion rights, but not any rights of first negotiation, first offer or first refusal to lease, as originally granted in any lease(s) to the first tenant(s) of any Contiguous Space that is vacant as of the date of this Amendment.

9. Unamortized Leasehold Improvement Allowance. Landlord and Tenant acknowledge that, in accordance with the terms of Section 10(c) of the Exhibit E Work Letter attached to the Lease, Tenant is required to reimburse Landlord an amount equal to $10.29 per rentable square foot of the Existing Premises per year on a monthly basis (the “Tenant Reimbursement”), amortized through the balance of the Initial Term, as repayment of a portion of the remaining balance of the Tenant Improvement Allowance and Level 400 Lab Space Allowance that was paid to Tenant. For the period of October 1, 2014, through September 30, 2015 (the “Waiver Period”), the remaining Tenant Reimbursement will total $462,833.88. Provided Tenant is not in default under the terms of the Lease (beyond any applicable notice or cure period), then each month during the Waiver Period Tenant shall be relieved of making its monthly payment, in the amount of $38,569.49, of the Tenant Reimbursement and said monthly amount will no longer be due and payable by Tenant to Landlord.

10. Roof and HVAC. Landlord acknowledges that Section 10.03 of the Lease provides that, subject to the exceptions set forth in said Section 10.03, Landlord shall keep roof in good working order, condition and repair. Landlord acknowledges that the roof of Building C leaks causing water damage to the Existing Premises. Landlord and its property management team have been working to fix the leaky roof and will, at Landlord’s sole cost, use best efforts to repair the leaky roof. If such best efforts fail, senior representatives of the Landlord and Tenant shall promptly meet to resolve the issue.

Landlord and Tenant shall work together on evaluating the HVAC equipment serving the Premises. Any expenses incurred for the adjustment, repair and / or replacement of Base Building HVAC equipment shall be at Landlord’s expense; otherwise, Landlord shall assist Tenant, at no out of pocket cost to Landlord, in the evaluation and adjustment of Tenant’s Supplemental HVAC equipment.

11. Letter of Credit. Landlord and Tenant agree that effective as of the date of this Amendment the Letter of Credit shall be reduced and Tenant shall deliver to Landlord an amendment to the existing Letter of Credit being held by the Landlord under the Lease reducing the amount under the Letter of Credit to $400,000.

12. Brokers. Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this Amendment other than Cushman & Wakefield and Cassidy Turley (collectively, the “Broker”), whose compensation Landlord is paying pursuant to separate agreement, and in the event of any brokerage claim against either party by any person other than the Broker claiming to have dealt with either Landlord or Tenant in connection with this Amendment, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim.

13. Ratification. In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

14. Counterparts. This Amendment may be signed in any number of counterparts, each of which so executed shall be deemed original and such counterparts shall together constitute the Amendment. Facsimile signatures shall be sufficient and binding.

[Signatures on Following Page]

IN WITNESS WHEREOF the parties hereto have executed this Amendment of Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:		TENANT:

128 SPRING STREET LEXINGTON LLC		CONCERT PHARMACEUTICALS, INC.

By:	/s/ Robert L. Beal	By:	/s/ Nancy Stuart
	Robert L. Beal, its authorized signatory	Name:	Nancy Stuart
		Title:	Chief Operating Officer

EXHIBIT A-1

PLAN SHOWING BUILDING B EXPANSION SPACE

(see attached)

5,356 RSF

400 LEVEL B-BUILDING

ONE LEDGEMONT CENTER

RELATED BEAL

5,356 RSF